Exhibit 99.1

News Release

Pioneer Natural Resources Company and Pioneer Southwest Energy

Partners L.P. Announce Merger Agreement

Dallas, Texas, August 12, 2013 – Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”) and Pioneer Southwest Energy Partners L.P. (NYSE: PSE) (“Pioneer Southwest”) today announced the execution of a definitive agreement and plan of merger (the “Merger Agreement”) that would result in a merger whereby Pioneer Southwest would become a wholly-owned subsidiary of Pioneer’s operating company, Pioneer Natural Resources USA, Inc. (“Pioneer USA”), through a stock-for-unit exchange (the “Merger”). Under the terms of the Merger Agreement, Pioneer Southwest’s public unitholders would receive 0.2325 of a share of common stock of Pioneer per Pioneer Southwest common unit surrendered pursuant to the Merger Agreement, plus a whole share of Pioneer common stock in lieu of any fractional share of Pioneer common stock otherwise issuable in the Merger. The transaction is expected to result in 3.95 million additional shares of common stock being issued by Pioneer. Regular quarterly distributions on the Pioneer Southwest common units will continue until the closing of the Merger. The terms of the Merger Agreement were unanimously approved by the Conflicts Committee of the board of directors of the general partner of Pioneer Southwest (the “Conflicts Committee”), who negotiated the terms on behalf of Pioneer Southwest and is comprised solely of independent directors. The board of directors of the general partner of Pioneer Southwest also approved the terms of the Merger Agreement. In addition, Evercore Partners acted as financial advisor to the Conflicts Committee and delivered a fairness opinion to the Conflicts Committee in connection with the transaction.

The closing of the Merger is subject to certain closing conditions, including the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Proposal”), by the affirmative vote of holders of a majority of the outstanding Pioneer Southwest common units entitled to vote on the Merger Proposal at a special meeting of the unitholders. Pioneer USA owns 100% of the membership interests in the general partner of Pioneer Southwest and 52.4% of the 35,713,700 outstanding common units of Pioneer Southwest. Pursuant to a voting agreement, Pioneer USA has agreed to vote its common units in favor of the Merger Proposal. The parties anticipate that the Merger will close in the fourth quarter of 2013.

The consolidation of the properties of Pioneer and Pioneer Southwest in the Midland Basin in West Texas pursuant to the Merger is expected to facilitate Pioneer’s plans to fully and optimally develop the area utilizing horizontal drilling and is expected to provide organizational, operational and administrative efficiencies.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States.

Pioneer Southwest is a Delaware limited partnership headquartered in Dallas, Texas, with current production and drilling operations in the Spraberry field in West Texas.

This communication does not constitute an offer to sell any securities. Any such offer will be made only by means of a prospectus, pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”).

In connection with the proposed Merger, a registration statement of Pioneer, which will include a proxy statement and will constitute a prospectus of Pioneer, and other materials will be filed with the SEC. Investors and security holders are urged to carefully read the documents filed with the SEC regarding the proposed transaction when they become available, because they will contain important information about Pioneer, Pioneer Southwest and the proposed Merger. When available, investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents containing information about Pioneer and Pioneer Southwest, without charge, at the SEC’s website at www.sec.gov.

Pioneer, Pioneer Southwest and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of Pioneer Southwest in connection with the proposed transaction. Information about the directors and executive officers of Pioneer is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on April 11, 2013. Information about the directors and executive officers of the general partner of Pioneer Southwest is set forth in Pioneer Southwest’s Annual Report on Form 10-K for the year ending December 31, 2012, which was filed with the SEC on March 14, 2013. These documents can be obtained without charge at the SEC’s website indicated above. Additional information regarding the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Except for historical information contained herein, the statements contained herein related to the Merger and the transactions contemplated by the Merger Agreement are forward-looking statements that are made in reliance on the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of Pioneer and Pioneer Southwest are subject to a number of risks and uncertainties that may cause Pioneer’s or Pioneer Southwest’s actual results in future periods to differ materially from the forward-looking statements, including the risk that the proposed Merger is not consummated. These and other risks are described in Pioneer’s and Pioneer Southwest’s annual, quarterly and other reports filed with the SEC. In addition, Pioneer and Pioneer Southwest may be subject to currently unforeseen risks that may have a materially adverse effect on them. Neither Pioneer nor Pioneer Southwest undertakes any duty to publicly update these statements except as required by law.

Pioneer Natural Resources Company and Pioneer Southwest Energy Partners L.P. Contacts:

Investors

Frank Hopkins - 972-969-4065

Josh Jones - 972-969-5822

Mike Bandy - 972-969-4513

Media and Public Affairs

Susan Spratlen - 972-969-4018

Suzanne Hicks - 972-969-4020

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